Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-148216
The Kroger Co.
Pricing Term Sheet
6.150% Notes due January 15, 2020

Issuer:	The Kroger Co.
Principal Amount:	$750,000,000
Security Type:	Senior Note
Maturity:	January 15, 2020
Coupon:	6.150%
Price to Public:	99.749%
Yield to Maturity:	6.180%
Spread to Benchmark Treasury:	2.40%
Benchmark Treasury:	4.250% due November 15, 2017
Benchmark Treasury Spot and Yield:	103-26+, 3.780%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2008
Make-Whole Call:	Treasury Rate plus 35 basis points
Trade Date:	January 9, 2008
Settlement Date:	January 16, 2008 (T+5)
Denominations:	$2,000 x $1,000
Ratings:	Baa2 (stable outlook, Moody’s) / BBB- (positive
outlook, S&P) / BBB (stable outlook, Fitch)
Joint Bookrunners:	Citigroup Global Markets Inc.
Greenwich Capital Markets, Inc.
Co-Managers:	Banc of America Securities LLC
J.P. Morgan Securities Inc.
Lazard Capital Markets LLC
Piper Jaffray & Co.
Rabo Securities USA, Inc.
BNY Capital Markets, Inc.
CastleOak Securities, L.P.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. collect at 1-877-858-5407 or Greenwich Capital Markets, Inc. toll free at 1-866-884-2071.
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